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                                                                    EXHIBIT 99.1



Ligand Completes Merger With Seragen; Seragen Stockholders Approve Merger Today


        SAN DIEGO--(BW HealthWire)--Aug. 12, 1998--Ligand (LYE-gand) Pharmaceuticals Incorporated (NASDAQ:LGND) announced today that its merger with Seragen Inc. (OTCBB:SRGN) has been approved by a majority of Seragen stockholders.

        Under the companies' definitive merger agreement, a wholly owned subsidiary of Ligand, Knight Acquisition Corp., merged with Seragen and Seragen became a wholly owned subsidiary of Ligand. More than 97 percent by voting power of Seragen capital stock present or represented at a special meeting held this morning voted in favor of the merger. Those voting were a majority by total voting power of Seragen capital stock.

        Under the terms of the merger agreement, Ligand paid merger consideration at the closing in the amount of $30 million, $4.0 million of which was in cash and $26 million of which was in the form of approximately 1,858,000 shares of Ligand Common Stock valued at $13.9875 per share. From the upfront payment, Seragen's common shareholders received approximately .036 of a share of Ligand Common Stock for every share of Seragen Common Stock owned immediately prior to the closing. The remainder of the $30 million in merger consideration was used to settle claims of Seragen's creditors and preferred shareholders. Seragen Common Stock, which previously had been quoted on the OTC Bulletin Board, will no longer be publicly traded. The merger became effective Aug. 12, 1998.

        The merger agreement also provides for an additional $37 million in cash and/or Ligand Common Stock, at Ligand's option, to be paid either six months after the date of receipt of final U.S. Food and Drug Administration (FDA) approval to market ONTAK(TM) (DAB389IL-2, Interleukin-2 Fusion Protein or denileukin diftitox) for cutaneous T-cell lymphoma (CTCL) or Aug. 12, 2000, whichever is earlier. The $37 million payment will not be made, however, if ONTAK has not received final approval by the FDA by August 12, 2000, provided that Ligand has satisfied certain diligence obligations to pursue such approval. From the $37 million payment, Seragen common shareholders will receive $0.23 in, at Ligand's option, cash or the equivalent value of Ligand Common Stock (based on the average closing share price for the 10 trading days immediately preceding the payment date) for every share of Seragen Common Stock owned. The remainder of the $37 million payment will be used to settle claims of Seragen's creditors and preferred shareholders.

        "We are pleased to be acquiring Seragen, and with it, rights to ONTAK, a product which is currently under review by the FDA that shows promise in the treatment of persistent CTCL, and the intellectual property assets of potential commercial value from several current and possible future royalty bearing agreements," said Ligand Chairman, President and Chief Executive Officer David
E. Robinson. "We are particularly pleased that, if approved, ONTAK will be the first product marketed and commercialized for the treatment of CTCL by Ligand. The Company is working to strengthen its position in CTCL and other non-Hodgkin's lymphoma therapies by filing New Drug Applications for Targretin capsules (bexarotene) and Targretin gel (bexarotene) 1.0% in late 1998 or early 1999.



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        "We would like to thank Seragen Chairman and CEO Reed R. Prior and
President and Chief Technology Officer Jean Nichols, Ph.D., for their contributions to Seragen and to the transition. Since the two companies agreed to merge in May, employees at both Seragen and Ligand have been working diligently to ensure a smooth transition and to realize shareholder value," continued Robinson.

        Paul V. Maier, Ligand senior vice president, chief financial officer and newly appointed Seragen CEO commented: "I look forward to working with Jean Nichols and the other dedicated professionals of Seragen and Marathan Biopharmaceuticals, LLC toward realizing the value of the Seragen and Marathon assets for Ligand shareholders, including the final activities for approval of ONTAK."

        Ligand and Marathon Biopharmaceuticals, LLC, the organization which has a service contract with Seragen for manufacturing and development services, are parties to an agreement entered into simultaneously with the merger agreement providing for Ligand's acquisition of substantially all of Marathon's assets for $5 million, and an additional $3 million to be paid if and when Ligand pays the $37 million payment in connection with the FDA clearance to market ONTAK for CTCL. Ligand may purchase the assets of Marathon at any time before Dec. 24, 1998 or on Jan. 31, 1999, at Ligand's option. The payments to Marathon may be paid in cash or Ligand Common Stock, at Ligand's option.

        Since 1989, Ligand Pharmaceuticals Incorporated has established a leadership position in gene transcription technology, particularly intracellular receptor (IR) technology and STATs technology. Ligand has applied IR and STATs technology to the discovery and development of small molecule drugs to enhance therapeutic and safety profiles and to address major unmet patient needs in cancer, women's and men's health, skin diseases, osteoporosis, and cardiovascular and inflammatory disease.

        Seragen Inc. is a biotechnology company developing receptor-targeted fusion proteins for cancer and dermatology. Fusion proteins consist of a toxin fragment genetically fused to a hormone, or growth factor, that targets specific receptors on the surface of disease-causing cells.

        This news release may contain certain forward looking statements and actual results could differ materially from those described as a result of factors including, but not limited to, the following: there can be no assurance that any product in the Ligand or Seragen pipeline will be successfully developed, that final data will be consistent with interim data, that regulatory approvals, including labeling approvals, will be granted in a timely manner, or at all, that patient and physician acceptance of these products will be achieved, that final results will be supportive of regulatory approvals required to market products, that regulatory filings will be made in a timely manner, that upon filing they will be accepted for submission, that Ligand will be able to build and timely deploy sales support or product launch, or that third parties on which Ligand will rely for crucial components of commercialization will perform adequately. Ligand undertakes no obligation to update the statements contained in this press release after the date hereof.

        New shareholders are invited to contact Ligand Investor Relations at 619/550-7687.

        Ligand Pharmaceuticals' releases are available via fax at no charge by calling 888/329-9832 or on the world wide web at www.businesswire.com/cnn/lgnd.htm.

CONTACT:   Ligand Pharmaceuticals Incorporated
           Susan Atkins, 619/550-7687